SERIES SCHEDULE DATED MARCH 27, 2014 TO
                            ADMINISTRATION AGREEMENT
                         DATED AS OF FEBRUARY 12, 2014
                                    BETWEEN
                      THE ADVISORS' INNER CIRCLE FUND III,
       AND NOMURA ASSET MANAGEMENT U.S.A. INC. (THE "INVESTMENT ADVISER")
                    ON BEHALF OF THE NOMURA HIGH YIELD FUND
                                      AND
                     SEI INVESTMENTS GLOBAL FUNDS SERVICES

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
SERIES OF FUNDS:          Nomura High Yield Fund, and any additional fund established within this Series subsequent to the date hereof (each a "FUND").

FEES:                     The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement out of the assets of each
                          Fund, except to the extent the Investment Adviser agrees to waive its fees or reimburse a Fund's expenses, in which case such fees shall be paid by the Investment Adviser. Each Fund in the Series will be charged the greater of its Asset Based Fee or its Annual Minimum
                          Fee, in each case calculated in the manner set forth below.

 ASSET BASED FEE:         12 basis points on the first $250 million in assets; 10 basis points for assets between $250 million and $750 million; 8 basis points for all assets in excess of $750 million

                          The Asset Based Fee shall be calculated based on the average daily net assets of the Fund during the relevant period.

 ANNUAL MINIMUM FEE:      The initial Annual Minimum Fee shall be $125,000 per Fund.
                          The Annual Minimum Fee shall thereafter be increased at a rate of
                          $125,000 per additional Fund for each Fund added after the date on which the Series is launched.

                          The foregoing Annual Minimum Fees assume that each Fund
                          includes one class of shares of beneficial interest (each, a "CLASS").
                          In the event a Fund is comprised of more than one Class, such
                          Fund will be assessed an additional annual fee equal to $15,000 per Class.

NEW FUND FEES:            There will be a one-time additional service charge of $10,000 for services provided by Administrator in assisting and coordinating the launch of each new Fund on behalf of the Investment Advisor, such fee to be paid by the Investment Adviser by electronic wire transfer of immediately available funds to the wire instructions set forth below in advance of Administrator beginning performance of the new Fund organizational services.
                          Wells Fargo Bank NA
                          Winston-Salem, NC
                          ABA # 053000219
                          SEI Investments Company
                          Acct #2079900401288
                          Ref: Nomura Asset Management U.S.A. Inc. -- New Fund

 ADVISER MAINTENANCE FEE: To the extent that the Board of Trustees of the Trust (the "BOARD") has approved a Fund within the Trust and approved Investment Adviser as the Fund's adviser, and such Fund has not commenced operations (as defined below) by the date that is the three-month anniversary of the date of the last such approval (the "APPROVAL DATE"), then Adviser shall pay SEI a relationship maintenance fee equal to $1,000 per month for each month that the Fund has not commenced operations and such fee shall be retroactive to include each of the first three months following the Approval Date. For purposes of the foregoing, a Fund shall be deemed to have "commenced operations" as of the date on which SEI first calculates a Fund's official net asset value.

ANNUAL CPI INCREASE:      After conclusion of the Initial Term, the non-asset based fees payable hereunder shall be subject to one annual increase at SEI's discretion, equal to the percentage increase in the Philadelphia Consumer Price
                          Index since the Amendment Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases. An Annual CPI Increase may only be effectuated by SEI as of the first day of a calendar quarter, provided, however, that SEI shall notify a Fund of its intent to effectuate any such increase at least thirty days prior to the effectiveness of the increase.

REORGANIZATION FEES:      The Investment Adviser shall pay SEI a transaction charge equal to
                          $50,000 in connection with each Reorganization Event to which any
                          Fund thereof is a party, provided however that a Fund's transition into the Trust shall not be considered to be a Reorganization Event. For purposes of the foregoing, a "REORGANIZATION EVENT" means any material change in the organizational structure of a Fund, including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of a Fund as well as any acquisition or merger by a Fund of any other fund or assets into the Fund.
                          Notwithstanding the foregoing, solely with respect to the proposed reorganization of the Nomura High Yield Fund into the Trust, the
                          Adviser shall pay SEI a transaction charge of $25,000 for such
                          Reorganization Event.

OPERATIONAL AUTOMATION:   A critical component of SEI's services is valuation of a Fund's portfolio.
                          Automated trade delivery and receipt between a Fund's adviser and
                          Administrator is critical to high quality service. Accordingly,
                          Administrator and the Investment Adviser agree to use best efforts to implement automated trade delivery and receipt as soon as practicable after a Fund's establishment in the Trust.

TERM:                     The term of this Schedule shall continue in effect with respect to each
                          Fund for a period of three years from and after the date that the Fund commences operations and SEI begins calculating such Fund's official net asset value (the "INITIAL TERM"). Following expiration of the Initial
                          Term, this Schedule shall continue in effect for successive periods of three years (each, a "RENEWAL TERM").

TERMINATION:              This Schedule may be terminated only: (a) by SEI or the Investment
                          Adviser of a Fund at the end of the Initial Term or the end of any
                          Renewal Term on one hundred eighty days prior written notice; (b) by
                          SEI or the Investment Adviser of a Fund on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating

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                           party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any fund, upon forty-five days prior written notice, effective (i) upon the reorganization or merger of a Fund into another entity, provided that
                           SEI or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity, or (ii) upon any "change of control" of the Investment Adviser by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Investment Adviser to a third party, provided that SEI or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity.
                           For purposes of this paragraph, the term "change of control" shall mean any transaction that results in the transfer of right, title and ownership of fifty-one percent or more of the equity interests of the Adviser to a third party.

EARLY TERMINATION:         Subject to the terms and conditions set forth in this paragraph, the parties may agree to terminate this Schedule on or before the expiration of the then current term (hereinafter, an "EARLY TERMINATION"). In the event the parties agree to an Early Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date, the terminating Fund shall not be in material breach of the Agreement (including this Schedule) and (ii) the Investment Adviser shall pay the Buyout Amount to SEI in the manner set forth below. As used herein, the term "BUYOUT AMOUNT" shall mean the amount that is equal to (1) the average monthly fee payable by the Fund to SEI hereunder during the six month period (or such shorter period if fewer than six months have elapsed since the effective date of this Schedule)
                           immediately preceding the mutual agreement called for in this paragraph multiplied by (2) the number of months remaining in the then current term (including any Renewal Term to which the Fund is already committed). The Investment Adviser shall pay the Buyout Amount to SEI on or before the effective date of the Early Termination by means of wire or other immediately available funds.

ADVISER EXPENSE REPAYMENT: Any and all out of pocket fees, costs, or expenses advanced by SEI, in its sole discretion on behalf of a Fund or the undersigned Investment
                           Adviser, as a result of any failure to fully satisfy and comply with any and all applicable fund expense caps or expense ratio limits, shall be the responsibility of the Investment Adviser and shall be promptly repaid to SEI ("REPAYMENT OBLIGATION"). Any such Repayment
                           Obligation of the Investment Adviser shall survive: (i) the termination of the Agreement and this Schedule thereto, (ii) any merger or liquidation of any subject fund, unless and until the Repayment Obligation is indefeasibly paid in full.

ASSUMPTIONS:               The Investment Adviser on behalf of each Fund shall use commercially reasonable efforts to implement automatic trade communication to SEI and automated custody reconciliation as soon as practicable following the date of this Schedule.

                           The Investment Adviser acknowledges and accepts that the Trust structure in place facilitates the administrative service offering by SEI and that certain Trust level service provider agreements currently in place
                           (e.g., Transfer Agency Agreement, Custody Agreement) are entered into and agreed to between the Trust and the applicable service


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                           provider and that the services being provided otherwise benefit the
                           Fund. The Investment Adviser acknowledges and agrees that it has reviewed and understands the general terms and conditions of these service provider agreements and consents to the obligations, applicable fees and the services to be provided to the Fund under such
                           Agreements.

INVESTMENT ADVISER         The Investment Adviser shall be responsible for providing the
SPECIFIC OBLIGATIONS       following information to the Administrator as indicated:

                           (a) A list of contact persons (primary, backup and secondary backup) of each Series' Investment Adviser, and, if applicable, sub-advisor, who can be reached until 6:30 p.m. ET with respect to valuation matters.

                           (b) Copies of all Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

                           (c) Notices to the Investment Adviser pursuant to Section 12.08 of the Agreement shall be sent to:

                          Name of Contact: _____________________________________

                          Address: _____________________________________________

                          Telephone No.:________________________________________

                          Facsimile No.:________________________________________

                          Email Address:________________________________________
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IN WITNESS WHEREOF, the parties hereto have executed this Series Schedule to the Administration Agreement dated March 27, 2014 by their duly authorized representatives as of the day and year first above written.

THE ADVISORS' INNER CIRCLE FUND III,
On behalf of the Nomura High Yield Fund

BY: /s/ Michael Beattie
-----------------------
Name: Michael Beattie
Title: President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY: /s/ Stephen G. Meyer
------------------------
Name: Stephen G. Meyer
Title: President

AGREED TO AND ACCEPTED BY:

NOMURA ASSET MANAGEMENT U.S.A. INC., Investment Adviser to Nomura High Yield
Fund

BY: /s/ Hiromichi Aoki
-----------------------------------
Name: Hiromichi Aoki
Title: Chief Administrative Officer